Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 (No 333-278630) of our report dated March 30, 2023, except for the effects of the reverse stock split as described in Notes 2 and 8, which is dated March 27, 2024, relating to the consolidated financial statements of SmartKem, Inc., which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding SmartKem, Inc.’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO LLP

BDO LLP

Manchester, United Kingdom

June 21, 2024